                                                                    EXHIBIT 12.1

                          THERMO ELECTRON CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                            SIX
                                                                           MONTHS
                                          YEAR ENDED                       ENDED
                         -----------------------------------------------  --------
                                                                          JULY 4,
                           1993      1994     1995      1996      1997      1998
                         --------  -------- --------  --------  --------  --------
Income from continuing
 operations before
 provision for income
 taxes, cumulative
 effect of change in
 accounting principle
 and extraordinary
 item................... $110,381  $175,414 $238,293  $301,661  $414,041  $216,279
Less:
  Minority interest in
   losses of
   consolidated subsidi-
   aries................     (215)      --      (789)   (1,797)   (4,754)   (1,140)
Add:
  Minority interest in
   consolidated
   subsidiaries with
   fixed charges........   21,301    30,962   61,044    74,306    79,180    41,906
  Interest on indebted-
   ness and
   amortization of debt
   expense..............   31,736    59,844   77,861    96,695    93,125    51,967
  Portion of rents rep-
   resentative of the
   interest factor(1)...   15,621    15,806   16,251    20,856    24,535    13,348
                         --------  -------- --------  --------  --------  --------
    Income, as adjust-
     ed................. $178,824  $282,026 $392,660  $491,721  $606,127  $322,360
                         ========  ======== ========  ========  ========  ========
Fixed Charges:
  Interest on indebted-
   ness and
   amortization of debt
   expense.............. $ 31,736  $ 59,844 $ 77,861  $ 96,695  $ 93,125  $ 51,967
  Portion of rents rep-
   resentative of the
   interest factor (1)..   15,621    15,806   16,251    20,856    24,535    13,348
  Capitalized interest..    8,400     2,114      --        --        --        --
                         --------  -------- --------  --------  --------  --------
    Fixed charges....... $ 55,757  $ 77,764 $ 94,112  $117,551  $117,660  $ 65,315
                         ========  ======== ========  ========  ========  ========
Ratio of Earnings to
 Fixed Charges..........     3.21      3.63     4.17      4.18      5.15      4.94
                         ========  ======== ========  ========  ========  ========

--------
(1) Portion of rents representative of the interest factor is 1/3 of total rents.